Exhibit 10.2

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (“Agreement”) is entered into as of June 20, 2024 (the “Effective Date”), by and among Innovative Solutions and Support, Inc. (the “Company”) and Jeffrey DiGiovanni, an adult individual (“Executive”).

BACKGROUND

Executive is currently employed with the Company. The Company and Executive desire to enter into this Change in Control Agreement to provide certain rights and benefits to Executive in the event of any change in control of the Company.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I. Term of Agreement

1.1           Term. This Agreement shall commence on the Effective Date and shall continue for a term of three (3) years; provided, however, that the term shall automatically extend for additional consecutive one (1)-year periods on each anniversary of the Effective Date unless either party gives written notice of nonrenewal to the other at least sixty (60) days prior to such anniversary. References in the Agreement to the “Term” shall refer to the initial three (3)-year term of this Agreement and any extensions thereof.

ARTICLE II. Payments in Connection with a Change in Control.

2.1           Definitions.

(a)            For purposes of this Agreement, “Cause” shall have the meaning set forth in the Offer Letter by and between Executive and the Company dated March 18, 2024.

(b)           For purposes of this Agreement, a “Change in Control” shall be deemed to occur if:

(i)           any “Person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 40 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Company’s Board of Directors (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company or in connection with a public offering); or

(ii)           persons who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of either the Board of Directors of the Company, provided that any person becoming a director of the Company subsequent to the date hereof shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by either (A) a vote of at least a majority of the Incumbent Directors of the applicable entity or (B) a vote of at least a majority of the Incumbent Directors of the applicable entity who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board of Directors of the Company or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(iii)           the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company;.

provided, however, that such event is also a “change in control” within the meaning of Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations issued thereunder.

Notwithstanding the foregoing Section 2.1(a)(i), a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing solely as the result of an acquisition of securities by the Company that, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any Person to 40 percent or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any Person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 40 percent or more of the combined voting power of all then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing Section 2.1(a)(i).

(c)            For purposes of this Agreement, Executive shall have “Good Reason” to resign if one of the following conditions comes into existence:

(i)            There has occurred a material breach of the Company’s obligations under this Agreement;

(ii)            There has occurred a material diminution in Executive’s title, authority, duties or responsibilities;

(iii)          There has occurred a reduction in Executive’s aggregate compensation; or

(iv)         The Company requires Executive to be based at a location outside a twenty (20)-mile radius of the location where Executive was previously based.

Any good faith determination of the existence of Good Reason by Executive shall be conclusive and binding on the Company. If such good faith determination is made by Executive, the Company shall reimburse Executive for any legal fees Executive incurs in obtaining the benefits payable under this Agreement and the Company shall indemnify and hold harmless Executive for any claims related to Executive’s entitlement to the benefits payable under this Agreement.

2.2           Amount of Payments.

(a)            In the event that Executive’s employment is terminated by the Company without Cause or Executive resigns for Good Reason within the period beginning six (6) months prior to, and ending two (2) years following a Change in Control, (i) the Company shall pay, or cause to be paid, to Executive an amount equal to two (2) times the sum of (A) the Base Salary immediately before the Change in Control and (B) the maximum annual cash bonus and/or other incentive compensation opportunity available to Executive (as determined by the Board of Directors in its sole discretion), payable in one lump sum subject to and in accordance with Section 3.12 of this Agreement, (ii) all unvested equity awards held by Executive shall immediately become fully vested and exercisable, (iii) any options held by Executive at the time of such termination shall continue to be exercisable until the earlier of two (2) years following the date of such termination and the option’s original expiration date, and (iv) the Company shall provide Executive with health (medical, dental and vision) and disability coverage substantially comparable to the coverage Executive was receiving from the Company immediately prior to the Change in Control for a period of 18 months following such termination (the “Coverage Period”). Executive shall pay the same percentage of the total cost of coverage under the applicable employee benefit plans as Executive was paying when Executive’s employment terminated. The total cost of Executive’s continued coverage shall be determined using the same rates for health and/or disability coverage that apply from time to time to similarly situated active employees. Notwithstanding the foregoing, if the applicable rules and regulations under Federal or Pennsylvania law prohibit the Company from providing Executive with the post-termination group health or other benefits coverage, or if providing such coverage would subject the Company or Executive to penalties or excise taxes, then the Company shall continue to pay to Executive the monthly amount equal to the COBRA (as defined below) premium amount being paid by its former employees who are eligible for such COBRA participation or other benefits coverage continuation, but the Company shall not be required to provide Executive with enrollment and participation in the actual plans in which the Company’s employees are actually enrolled. For any portion of the Coverage Period during which health plan coverage or disability insurance coverage, or both, is or are not available under insured plans covering employees of the Company, Executive shall be compensated in respect of such inability to participate through payment by the Company to Executive, of an amount equal to the cost that would have been incurred by the Company if Executive were able to participate in such plan or program (less the employee portion of the premium costs for the active plan) plus an amount which, when added to the Company annual cost to the Company, would be sufficient after Federal, state and local income and payroll taxes (based on the tax returns filed by Executive most recently prior to the date of termination) to enable the Executive to net an amount equal to the Company annual cost to the Company.

(b)           If any benefit or payment from the Company to Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) shall be determined to be an “Excess Parachute Payment”, as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), then the aggregate present value of amounts or benefits payable to Executive pursuant to this Agreement (“Agreement Payments”) shall be reduced (but not below zero) to the Reduced Amount. The “Reduced Amount” shall be the greater of (i) the highest aggregate present value of Agreement Payments that can be paid without causing any payments or benefits hereunder to be an Excess Parachute Payment or (ii) the largest portion, up to and including the total, of the Agreement Payments that after taking into account all applicable state and federal taxes (computed at the highest applicable marginal rate) including any taxes payable pursuant to Section 4999 of the Code, results in a greater after-tax benefit to Executive than the after-tax benefit to Executive of the amount calculated under (i) hereof (computed at the highest applicable marginal rate). For purposes of this Section 2.2, present value shall be determined in accordance with Section 280G(d)(4) of the Code.

(c)           The Company agrees that, for purpose of determining whether any Payment would be subject to the excise tax under Section 4999 of the Code, the non-compete set forth in Section 1 of the Restrictive Covenant Agreement by and between the Company and Executive (the “Non-Compete Provision”) shall be treated as an agreement for the performance of personal services. The Company agrees to obtain a valuation of the Non-Compete Provision from an independent third party valuation firm mutually agreed upon by the Company and Executive. The Company hereby agrees to indemnify, defend and hold harmless Executive from and against any adverse impact, tax, penalty, or excise tax resulting from the Company or such valuation firm’s attribution of a value to the Non-Compete Provision that is less than the total compensation amount disclosed under Item 402(c) of Securities and Exchange Commission Regulation S-K for the most recently completed year, to the extent the use of such lesser amount results in a larger excise tax under Section 4999 of the Code than Executive would have been subject to had the Company or such valuation firm attributed a value to the Non-Compete Provision that is at least equal to the total compensation amount disclosed under Item 402(c) of Securities and Exchange Commission Regulation S-K for the most recently completed year.

ARTICLE III. Miscellaneous.

3.1            Invalidity. If any provision hereof is determined to be invalid or unenforceable by a court of competent jurisdiction, Executive shall negotiate in good faith to provide the Company with protection as nearly equivalent to that found to be invalid or unenforceable and if any such provision shall be so determined to be invalid or unenforceable by reason of the duration or geographical scope of the covenants contained therein, such duration or geographical scope, or both, shall be considered to be reduced to a duration or geographical scope to the extent necessary to cure such invalidity.

3.2            Assignment: Benefit. This Agreement shall not be assignable by Executive, and shall be assignable by the Company only to any affiliate or to any person or entity which may become a successor in interest (by purchase of assets or stock, or by merger, or otherwise) to the Company in the business or a portion of the business presently operated by it. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective permitted successors, assigns, heirs, executors and administrators, including the restrictive covenants of this Agreement.

3.3            Notices. All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested or by telegram, fax or telecopy (confirmed by U. S. mail), receipt acknowledged, addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor, in all other cases. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any party to serve process in any other manner permitted by law.

(a)            If to the Company:

Innovative Solutions & Support, Inc.

720 Pennsylvania Drive

Exton, Pennsylvania 19341

(b)            If to Executive:

Jeffrey DiGiovanni

109 Antelope Drive

Mullica Hill, NJ 08062

3.4           Entire Agreement and Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and therein and supersedes all prior agreements and understandings with respect thereto. Any amendment, modification, or waiver of this Agreement shall not be effective unless in writing and agreed and executed by the Company and Executive. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege shall preclude any other or further exercise of the same or of any other right, remedy, power, or privilege with respect to any occurrence and such failure or delay to exercise any right shall be construed as a waiver of any right, remedy, power, or privilege with respect to any other occurrence.

3.5          Governing Law, Forum. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), without giving effect to otherwise applicable principles of conflicts of law. Any claims or legal actions by one party against another shall be commenced and maintained in the Court of Common Pleas of Chester County, Pennsylvania or the federal District Court for the Eastern District of Pennsylvania, and both parties submit to the jurisdiction and venue of any such court.

3.6          Headings; Counterparts. The headings of sections and subsections in this Agreement are for convenience only and shall not affect its interpretation. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

3.7           Further Assurances. Each of the parties hereto shall execute such further instruments and take such other actions as any other party shall reasonably request in order to effectuate the purposes of this Agreement.

3.8           Attorneys’ Fees and Related Expenses. All reasonable attorneys’ fees and related expenses incurred by Executive in connection with or relating to the review and negotiation of this Agreement or, if Executive prevails in connection with enforcing Executive’s rights under this Agreement, the enforcement by Executive of Executive’s rights under this Agreement, shall be paid in full by the Company.

3.9           Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for herein by seeking employment or otherwise shall not be entitled to set-off against the amount of any payments made pursuant hereto with respect to any compensation earned by Executive arising from other employment.

3.10         Indemnification. Except to the extent inconsistent with the Company’s certificate of incorporation or bylaws, the Company will indemnify Executive and hold Executive harmless to the fullest extent permitted by law with respect to Executive’s service as an officer and employee of the Company and its subsidiaries, which indemnification shall be provided following termination of employment for so long as Executive may have liability with respect to Executive’s service as an officer or employee of the Company and its subsidiaries. Executive will be covered by a directors’ and officers’ insurance policy with respect to Executive’s acts as an officer to the same extent as all other officers of the Company under such policies.

3.11         409A Safe Harbor. Notwithstanding anything in this Agreement to the contrary, in no event shall the Company be obligated to commence payment or distribution to Executive of any amount that constitutes nonqualified deferred compensation within the meaning of Code Section 409A (“Section 409A”) earlier than the earliest permissible date under Section 409A that such amount could be paid without additional taxes or interest being imposed under Section 409A. The Company and Executive intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The Company and Executive agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the distribution provisions of Section 409A and to cause any and all amounts due under this Agreement, the payment or distribution of which is delayed pursuant to Section 409A, to be paid or distributed in a single sum payment at the earliest permissible date under Section 409A. Without limiting the generality of the foregoing, in the event Executive is to receive a payment of compensation hereunder that is on account of a separation from service, such payment is subject to the provisions of Section 409A, and Executive is a “specified employee” of the Company (as determined in accordance with Section 409A of the Code), then payment shall not be made before the date that is six months after the date of separation from service (or, if earlier than the end of the six month period, the date of Executive’s death). Amounts otherwise payable during such six month period shall be accumulated and paid in a lump sum on the first day of the seventh month. To the extent any payments under this Agreement are payable in installments, each installment shall be treated as a separate payment.

3.12         Release. Notwithstanding any other provision of this Agreement, any severance or termination payments or benefits described are conditioned on Executive’s execution and delivery to the Company, or the Company’s successor or assignee, of a separation agreement that includes, among other things, an effective general release, waiver of claims and non-disparagement agreement in a form prescribed by the Company (the “Release”), and in a manner consistent with the requirements of the Older Workers Benefit Protection Act and any applicable federal and state law, becoming effective by the 60th day following Executive’s separation from service (or such shorter period set forth within such Release). Such payments will be made or commence to be made following the date the Release becomes effective, provided that if the 60-day period spans two calendar years, the payments will commence in the second calendar year.

3.13         Other Rights. Nothing in this Agreement is intended to limit Executive’s right to (a) payment or reimbursement for welfare benefit claims incurred prior to the cessation of his employment under any group insurance plan, policy or arrangement of the Company in accordance with the terms of such plan, policy or arrangement (b) elect COBRA benefits in accordance with the applicable law, or (c) receive a distribution of vested accrued benefits from any employee pension benefit plan in accordance with the terms of that plan.

3.14         Survival. Notwithstanding anything to the contrary in this Agreement, the parties agree that Executive’s obligations under Section 2.3 of this Agreement shall continue despite the expiration of the term of this Agreement or its termination.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EXECUTIVE

/s/ Jeffrey DiGiovanni
Jeffrey DiGiovanni

INNOVATIVE SOLUTIONS AND SUPPORT, INC.

By:	/s/ Shahram Askarpour
Name:	Shahram Askarpour
Title:	Chief Executive Officer